EXHIBIT 99.1

Cardtronics Names New Chief Financial Officer

Edward H. West to Succeed Retiring CFO Chris Brewster

HOUSTON, Dec. 17, 2015 (GLOBE NEWSWIRE) -- Cardtronics Inc. (Nasdaq:CATM) today announced that Edward H. West will join the Cardtronics team as chief financial officer, succeeding Chris Brewster, who previously announced his intent to retire. West will join Cardtronics in mid-January and will assume the CFO duties in February 2016, after the filing of the Cardtronics 2015 10-K.

“After a comprehensive search process, we are pleased to introduce Ed West as the next CFO of Cardtronics,” said Steve Rathgaber, chief executive officer, Cardtronics. “Ed brings a broad range of skills and deep leadership experiences to the CFO role that will help deliver the next stage of growth at Cardtronics. From deep regulatory oversight to optimization of capital-intensive businesses to the entrepreneurial spirit of technology-based and consumer-focused organizations, Ed brings a tremendous set of diverse experiences to our leadership team.”

“I want to thank Chris for his 12 years of strong leadership and his commitment to a seamless transition of the CFO role. Through his intelligence and unquestionable character and integrity, Chris has helped guide Cardtronics to unprecedented success and leaves our company well-positioned for continued growth as he retires next year,” Rathgaber added.

West held the role of chief financial officer at three companies – Delta Air Lines, Internet Capital Group and Education Management Corporation. He has 27 years of diversified experience in larger, publicly held companies as well as growth-stage businesses in the education, technology / business services and airline industries. West most recently served as CEO of Education Management. He received the CFO of the Year Award fromInstitutional Investor Magazinein 2012 and was previously named one of the Top 40 Under 40 byCFO Magazine.

“Cardtronics is a global company with a unique value proposition and significant opportunities for growth,” said Ed West. “I am excited to be joining a talented team that has consistently delivered strong results for its shareholders.”

West joined Education Management in 2006 as chief financial officer and became CEO in 2012. Prior to his time there, West joined Internet Capital Group – a technology holding company – as chief financial officer in 2000. In 2002, West transitioned to Internet Capital Group’s largest subsidiary, ICG Commerce, where he served as chief executive officer until 2006. He also served as chief financial officer at Delta Air Lines from 1999 to 2000, after having joined the company in 1994. West began his career in financial services at SunTrust.

Brewster, who joined Cardtronics as chief financial officer in 2004, announced in April he would be retiring. Brewster will continue serving as chief financial officer until West formally assumes the role, and will then shift to an advisory capacity, further assisting with transition activities and special projects.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics provides services to over 190,000 retail ATMs in North America and Europe. Whether Cardtronics is driving foot traffic for North America and Europe's top retailers, enhancing ATM brand presence for card issuers or expanding card holders' surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

Media Relations Nick Pappathopoulos Director – Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Phillip Chin EVP Corporate Development & Investor Relations 832-308-4975 ir@cardtronics.com

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